Exhibit 8.1

Baker & McKenzie LLP 815 Connecticut Avenue, N.W. Washington, D.C. 20006 United States Tel: +1 202 452 7000 Fax: +1 202 7074 www.bakermckenzie.com

Asia Pacific

Bangkok

Beijing

Brisbane

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta

Kuala Lumpur*

Manila*

Melbourne

Seoul

Shanghai

Singapore

Sydney

Taipei

Tokyo

Yangon

Europe, Middle East & Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Barcelona

Berlin

Brussels

Budapest

Cairo

Casablanca

Doha

Dubai

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Jeddah*

Johannesburg

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh*

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

The Americas

Bogota

Brasilia**

Buenos Aires

Caracas

Chicago

Dallas

Guadalajara

Houston

Juarez

Lima

Los Angeles

Mexico City

Miami

Monterrey

New York

Palo Alto

Porto Alegre**

Rio de Janeiro**

San Francisco

Santiago

Sao Paulo**

Tijuana

Toronto

Valencia

Washington, DC

* Associated Firm

** In cooperation with Trench, Rossi e Watanabe Advogados

January 27, 2026

Carnival Corporation & plc

3655 N.W. 87th Avenue

Miami, FL 33178-2428

Form S-4, Proxy Statement / Prospectus

Carnival Corporation & plc

DLC Unification and Redomiciliation Transactions

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Carnival Corporation, a company organized under the laws of Republic of Panama, and Carnival plc, a public company limited by shares incorporated and registered under the laws of England and Wales, in connection with the “DLC Unification and Redomiciliation Transactions” (as that term is defined in the Proxy Statement / Prospectus (the “Prospectus”).[1] Under the DLC Unification, it is anticipated that Carnival Corporation & plc’s dual listed company structure will be unified under a single company, Carnival Corporation, with Carnival plc as its wholly-owned UK subsidiary. U.S. Holders of Carnival plc Shares or ADSs will exchange such shares or ADSs for Carnival Corporation Ltd. Common Shares and will thereby become shareholders in Carnival Corporation Ltd. Under the Redomiciliation Transaction, it is anticipated that, immediately following and conditional on completion of the DLC Unification, Carnival Corporation will change its jurisdiction of organization from the Republic of Panama, where Carnival Corporation is currently domiciled, to Bermuda under the name “Carnival Corporation Ltd.”

In connection with the opinion rendered below, we have examined the Prospectus and such other documents and agreements relating thereto as we have deemed necessary or appropriate for purposes of issuing this opinion, including your representation letter to us, dated January 20, 2026 (together, the “Offering Documents”). We have assumed that all information contained in all Offering Documents reviewed by us is true and correct, and each of the representations and warranties, made or deemed made, in the Offering Documents as to matters of fact is true and correct.

Based on the foregoing, and subject to the qualifications, assumptions and limitations contained therein, it is our opinion that the statements included in the Prospectus under the heading “Certain Material Tax Consequences—United States,” insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair and accurate summary of the material United States federal income tax consequences of the Unification and Redomiciliation Transactions.

[1] Any capitalized term not defined herein shall have the meaning ascribed to such term in the Prospectus.

Baker & McKenzie LLP is a member of Baker & McKenzie International.

This opinion is based on relevant provisions and limitations of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (including proposed, temporary and final Treasury regulations), interpretations of the Code by the U.S. Internal Revenue Service (the “Service”) and the courts having jurisdiction over such matters, all as of the date hereof. These provisions and interpretations are subject to change, either prospectively or retroactively, which might result in a modification of this opinion. Also, any variation or difference in the facts as set forth in the Offering Documents or otherwise provided to us may affect this opinion.

This opinion is limited to the U.S. federal income tax consequences specifically addressed in the statements included in the Prospectus under the heading, “Certain Material Tax Consequences—United States,” and does not address the tax treatment under any state, local, or foreign tax laws. This opinion is based on the facts, circumstances, and law in existence as of the date hereof, and we disclaim any responsibility to advise of any matters arising after the date hereof that may affect this opinion.

This opinion is provided as a legal opinion only, and while it represents our best legal judgment, it does not constitute, and shall not be deemed to constitute a guaranty, warranty, or surety of the matters discussed herein. In this regard, and without in any manner limiting the foregoing, we note that the issues in connection with the Unification and Redomiciliation Transactions are complex and involve the interpretation of the U.S. federal income tax laws, which are not entirely free from doubt. Accordingly, we can provide no assurances that the Service (and other applicable tax authorities) may not take positions that conflict with the opinion expressed herein, which positions might ultimately be sustained by the courts. Our opinion has no binding, legal effect on the Service, the courts, or any other applicable tax authority.

The opinion set forth above is provided solely for your benefit in connection with the Prospectus in our capacity as special United States federal income tax counsel to you. This opinion may not be relied upon or used by any other person or for any other purpose without our express written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours sincerely,

/s/ Baker & McKenzie LLP

Baker & McKenzie LLP

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